EXHIBIT 21
MERITAGE HOMES CORPORATION
LIST OF SUBSIDIARIES

State of Organization	Legal Entity
Arizona	Meritage Homes of Arizona, Inc.
Arizona	Meritage Paseo Crossing, LLC
Arizona	Meritage Homes Construction, Inc.
Arizona	Meritage Paseo Construction, LLC
Arizona	Meritage Homes of Colorado, Inc.
Arizona	Meritage Homes of Nevada, Inc.
Arizona	MTH-Cavalier, LLC
Arizona	MTH Golf, LLC
Arizona	Meritage Homes Operating Company, LLC
Arizona	Meritage Homes of Texas, LLC
Arizona	Meritage Homes of Texas Holding, Inc.
Arizona	WW Project Seller, LLC
California	Meritage Homes of California, Inc.
California	California Urban Homes, LLC
California	California Urban Builders, Inc.
Florida	Meritage Homes of Florida, Inc.
Texas	Meritage Holdings, L.L.C.
Texas	Meritage Homes of Texas Joint Venture Holding Company, LLC
Delaware	M&M Fort Myers Holding, LLC